Exhibit 99.3

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT is made as of the 31st day of January, 2014 by and among Michael Sacks (“Sacks”), The Punch Trust (“TPT”) and IPMD GmbH, an Austrian limited liability company (“IPMD” and, collectively, with Sacks and TPT, the “Investors”).

WHEREAS, concurrently with the execution of this Agreement, the Investors are entering into an Assignment Agreement (the “Assignment Agreement”) pursuant to which IPMD has agreed to assign, and has assigned, the Warrants to purchase 3,000,000 shares of Common Stock (as defined below), the Notice of Exercise (“Warrants” and “Notice of Exercise” each as defined in the Implementation Agreement (defined below)) and all of its right, title and interest therein;

WHEREAS, concurrently with the execution of this Agreement, ULURU Inc., a Nevada corporation (the “Company”), and the Investors are entering into an Implementation Agreement (the “Implementation Agreement”) pursuant to which Sacks and TPT have agreed to purchase an aggregate 3,000,000 shares of Common Stock under the terms of the Warrants and Notice of Exercise; and

WHEREAS, the parties are entering this Agreement as a material inducement for Sacks and TPT to enter into the Assignment Agreement and purchase the shares of Common Stock.

NOW, THEREFORE, the Investors each hereby agree as follows:

1. Definitions.

1.1. “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person; provided, however, that a subsidiary of IPMD shall not be deemed to be an Affiliate of IPMD for purposes of this Agreement if such subsidiary does not engage in any business related to the business of the Company and does not have any commercial relationship with the Company or its products.

1.2. “Capital Stock” means (a) shares of Common Stock (whether now outstanding or hereafter issued in any context) and (b) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Investor or their respective successors or permitted transferees or assigns.

1.3. “Change of Control” means, with respect to any Person, any event, transaction or occurrence as a result of which (a) any other Person becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of such Person representing 50% or more of the combined voting power of such Person’s then outstanding securities or, (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors or managers of such Person cease for any reason other than death or disability to constitute a majority of the directors or managers then in office.

1.4. “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.5. “Fair Market Value” means, in respect of any security, the US dollar value of such security as mutually agreed upon by IPMD and the Investors exercising their purchase right under Section 2.3 or, in the event that they are unable to reach agreement within two business days after the date of the applicable Change of Control Notice, by a third-party appraiser agreed to by IPMD and such Investors.  In the event that IPMD and such Investors are unable to agree as to the appraiser by the end of the business day following the expiration of such two business day period, then each party shall choose by the end of the succeeding business day a nationally or regionally recognized independent appraisal firm and instruct those two firms to jointly select within three business days of being chosen another nationally or regionally recognized independent appraisal firm to determine such value.  Once the appraiser is selected, each of IPMD and such Investors shall notify the appraiser of their respective determinations of such Fair Market Value.  Within three business days after being selected, the appraiser shall determine the Fair Market Value, which shall be set forth in a written detailed report mutually addressed to IPMD and such Investors, and such determination shall be final, conclusive and binding upon the IPMD and such Investors.

1.6. “Immediate Family Member” means  a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.7. “Investor Notice” means written notice from an Investor exercising its Right of First Refusal notifying the Company, the Transferring Investor and each other Investor that such exercising Investor intends to exercise its Right of First Refusal as to a portion of the Transfer Stock with respect to any Proposed Transfer and setting forth the number of shares of Transfer Stock with respect to which such exercising Investor intends to exercise such right.

1.8. “Market Price” means, with respect to any security as of any date of determination, the VWAP of such security for the thirty trading days ending on the last trading day preceding such date of determination or, if such VWAP is unavailable, the average of the daily closing prices for such security for the thirty trading days ending on the last trading day preceding such date of determination (in either case as adjusted for any share dividend, split, combination or reclassification taking effect during such 30-trading day period).  The closing price for each trading day shall be the average of last reported bid and asked prices on the Principal Trading Market of such security or, if such security is not at the time listed or admitted for trading on any trading market, the average of the last reported bid and asked prices on such trading day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated.  If such security is not traded in such manner that the quotations referred to herein are not available for the period required hereunder, the Market Price of such security as of such date of determination shall be the Fair Market Value of such security.

1.9. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.10. “Principal Trading Market” means, with respect to any security as of any date of determination, the securities exchange or quotation system on which such security is listed or admitted to trading with the greatest volume of trading of such security for such date of determination.

1.11. “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors.

1.12. “Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Transfer.

1.13. “Prospective Transferee” means any Person to whom an Investor proposes to make a Proposed Transfer.

1.14. “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.15. “Right of First Refusal” means the right, but not an obligation, of each Investor (other than the Transferring Investor), or its permitted transferees or assigns, to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors other than the Transferring Investor) of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.16. “Secondary Change of Control Notice” means written notice from an Investor exercising its purchase rights under Section 2.3 notifying each other Investor that such exercising Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to Section 2.3 by any other Investor and setting forth the number of shares of Transfer Stock with respect to which such exercising Investor intends to exercise such option.

1.17. “Secondary Notice” means written notice from an Investor exercising its Secondary Refusal Right notifying the Company, the Transferring Investor and each other Investor that such exercising Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal and setting forth the number of shares of Transfer Stock with respect to which such exercising Investor intends to exercise such option.

1.18. “Secondary Refusal Right” means the right, but not an obligation, of each Exercising Investor to purchase up to its pro rata portion of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.19. “Transfer Stock” means shares of Capital Stock owned by an Investor, or issued to an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like).

1.20. “Transferring Investor” means an Investor that proposes to transfer all or any portion of its Transfer Stock in a Proposed Transfer.

2. Agreement Among the Investors.

2.1. Right of First Refusal.

(a) Grant.  Subject to the terms of Section 3 below, each Investor hereby unconditionally and irrevocably grants to each of the other Investors a Right of First Refusal to purchase all or any portion of Transfer Stock that any Transferring Investor may propose to transfer in a Proposed Transfer.

(b) Notice.  Each Investor proposing to make a Proposed Transfer shall deliver a Proposed Transfer Notice to the Company and each other Investor at least 45 days prior to the proposed consummation date of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer offered by the Transferring Investor.  To exercise its Right of First Refusal under this Section 2, an Investor must deliver an Investor Notice to the Company, the Transferring Investor and each other Investor to that effect no later than fifteen days after delivery of the Proposed Transfer Notice, and upon giving such notice (and a Secondary Notice, if applicable) such notifying Investor shall be deemed to have effectively exercised the Right of First Refusal.

(c) Undersubscription of Transfer Stock.  If Rights of First Refusal have been exercised by Investors with respect to some but not all of the Transfer Stock by the end of the 15-day period specified in Section 2.1(b) (the “Investor Notice Period”), then the Transferring Investor shall, immediately after the expiration of the Investor Notice Period, send written notice to those Investors who fully exercised their Right of First Refusal within the Investor Notice Period (the “Exercising Investors”).  Each Exercising Investor shall, subject to the provisions of this Section 2.1(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Investor must deliver a Secondary Notice to the Company, the Transferring Investor and each other Investor within ten days after the expiration of the Investor Notice Period.  In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(c) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to their Right of First Refusal (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to a Secondary Notice).  If the Exercising Investors are allocated less than the total number of shares for which they have subscribed, the Transferring Investor shall immediately notify the Company and each other Investor of the allocations to the Exercising Investors in accordance with the previous sentence.

(d) Closing.  The closing of the purchase of such Transfer Stock by the Investors shall take place, and all payments from the Investors shall have been delivered to the Transferring Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) 45 days after delivery of the Proposed Transfer Notice.

(e) Forfeiture of Rights.  If (i) all Investors fail to deliver an Investor Notice prior to the end of the Investor Notice Period or (ii) the total number of shares of Transfer Stock that the Investors have agreed to purchase in the Investor Notices and Secondary Notices is less than the total number of shares of Transfer Stock initially offered, then the Investors shall be deemed to have forfeited any right to purchase such remaining Transfer Stock, and the Transferring Investor shall be free to sell all or a portion of such remaining Transfer Stock on terms and conditions substantially similar to (and in no event more favorable to a prospective purchaser than) the terms and conditions set forth in the Proposed Transfer Notice, except that the purchase price for such Transfer Stock may be lower but not less than 90% of the purchase price for such Transfer Stock set forth in the Proposed Transfer Notice.  Notwithstanding the foregoing, it is understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 2.2 and 5.8(c); (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within 90 days after receipt of the Proposed Transfer Notice by the Investors and, if such sale is not consummated within such 90-day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

2.2. Right of Co-Sale.

(a) Exercise of Right.  If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor (other than the Transferring Investor) may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and, subject to Section 2.2(d), on the same terms and conditions specified in the Proposed Transfer Notice (subject to any reduction of the purchase price as permitted by Section 2.1(e)).  Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the Transferring Investor written notice to that effect no later than five days after the Investor Notice Period, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable.  Each Participating Investor may include in the Proposed Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Transfer and the denominator of which is the sum of (a) the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Transfer, and (b) the number of shares of Transfer Stock held by the Transferring Investor.  To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, unless otherwise agreed, the number of shares of Transfer Stock that the Transferring Investor may sell in the Proposed Transfer shall be correspondingly reduced.  The Transferring Investor shall notify each Participating Investor of the portion of such Participating Investor’s Capital Stock that may be included in such Proposed Transfer no later than fifteen days prior to the closing of such Proposed Transfer.

(c) Purchase and Sale Agreement.  The Participating Investors and the Transferring Investor agree that the terms and conditions of any Proposed Transfer in accordance with Section 2.2 shall be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Transferring Investor further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.  Any Participating Investor may withdraw from exercising such Participating Investor’s Right of Co-Sale in connection with a Proposed Transfer at any time prior to executing the applicable Purchase and Sale Agreement, in which case the number of shares of Transfer Stock that the Transferring Investor may sell in the Proposed Transfer shall be correspondingly increased to give effect to the non-participation of such Participating Investor.

(d) Allocation of Consideration.  The aggregate consideration payable to the Participating Investors and the Transferring Investor shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the Transferring Investor.

(e) Purchase by Transferring Investor; Deliveries.  Notwithstanding Section 2.2(c) above, if any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Participating Investor or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, the Transferring Investor may not sell any Transfer Stock to such Prospective Transferee unless and until, simultaneously with such sale, such Transferring Investor purchases all securities subject to the Right of Co-Sale from such Participating Investor on the same terms and conditions as set forth in the Proposed Transfer Notice (subject to any reduction of the purchase price as permitted by Section 2.1(e)) and as provided in Section 2.2(d).  In connection with such purchase by the Transferring Investor, such Participating Investor shall deliver to the Transferring Investor a stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the Transferring Investor, and the Transferring Investor shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

2.3. Change of Control.  Prior to IPMD consummating any transaction that would constitute a Change of Control of IPMD, IPMD shall deliver written notice (the “Change of Control Notice”) of such Change of Control to each other Investor at least 15 days prior to the proposed consummation date of such Change of Control.  Upon receipt of such notice, each such other Investor shall have the right to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors other than IPMD) of the Transfer Stock of IPMD at a price equal to the product of (a) the Market Price of such Transfer Stock and (b) 0.90.  Each such other Investor shall also have an additional right to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors other than IPMD that have fully exercised their purchase rights provided in the previous sentence) of the balance of any such remaining unsubscribed shares of Transfer Stock.  To exercise such rights, any such other Investor must deliver a notice to each other Investor to that effect no later than five days after delivery of the Change of Control Notice, and upon giving such notice (and a Secondary Change of Control Notice, if applicable) such notifying Investor shall be deemed to have effectively exercised its purchase rights under this Section 2.3. The closing of the purchase of such Transfer Stock by such other Investors shall take place, and all payments from the Investors shall have been delivered to IPMD, by the date specified in the Change of Control Notice as the proposed date of such Change of Control.

2.4. Transfer Void.  Any Proposed Transfer or Change of Control not made in compliance with the requirements of this Agreement shall be null and void ab initio.

3. Exempt Transfers.

3.1.           Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply:  (a) to transfers by an Investor to its Affiliates; (b) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Investor making such pledge; or (c) in the case of an Investor that is a natural person, to a transfer of Transfer Stock by such Investor to (i) one or more of such Investor’s Immediate Family Members, (ii) a trust for the benefit of such Investor or one or more of such Investor’s Immediate Family Members or (iii) a Person controlled by one or more of such Investor’s Immediate Family Members or a trust for the benefit of such Investor or one or more of such Investor’s Immediate Family Members; provided that the Investor (or such Investor’s representative in the case of death or incapacity) shall deliver prior written notice to the Company and the other Investors of such transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, execute and deliver a counterpart signature page to this Agreement or a joinder agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement (but only with respect to the securities so transferred to the transferee).  In addition, Section 2.2 shall not apply to a transfer by an Investor pursuant to a public market transaction where the identity of the transferee is not known to such Investor at the time of such transfer (a “Public Market Transaction”).

3.2.           Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock that is approved by the Investors pursuant to Section 4.

4. Voting Provisions.  During the term of this Agreement, Sacks, TPT and IPMD shall vote their shares of Common Stock (or cause such shares to be voted), whether at a meeting of stockholders or pursuant to a written consent, in accordance with the terms set forth below in this Section 4.  In the event that any of Sacks, TPT or IPMD transfer any of their shares of Transfer Stock pursuant to a transaction that is not a Public Market Transaction, such transferring party shall continue to take the actions specified below in this Section 4 with respect to the voting of the shares of Common Stock and the transferee of such shares (each, a “Transferee Stockholder”) shall be bound by any determinations made pursuant to this Section 4 and shall vote their shares of Common Stock, whether at a meeting of stockholders or pursuant to a written consent, only as directed by the Investors.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 4 shall not apply to a vote or consent of the Company’s stockholders with respect to IPMD’s right (as reflected in the Securities Purchase Agreement, dated as of December 21, 2012, between the Company and IPMD) to nominate at least two directors and vote for such nominees to the Board of Directors of the Company.  For the avoidance of doubt, the provisions of this Section 4 shall apply to the nomination and vote for other persons to the Board of Directors of the Company.

4.1.           Voting Requests.  Upon the receipt by the Investors of a notice of meeting or other request (a “Voting Request”) from the Company that the Investors vote their shares of Common Stock with respect to a particular proposal at a meeting of stockholders or pursuant to a written consent, each of the Investors shall meet (the “Initial Meeting”) promptly in person or by teleconference in order to discuss such Voting Request.  If all of the Investors agree at the Initial Meeting on how to vote their shares of Common Stock in respect of such Voting Request, the Investors shall so vote their shares of Common Stock (including by execution of a written consent, where applicable) as agreed.  If for any reason the Investors do not hold the Initial Meeting within five business days of the date of the earliest receipt by an Investor of the Voting Request or are unable to reach such agreement at the Initial Meeting, then any Investor shall be entitled to require, by giving written notice (the “Secondary Meeting Notice”) to the other Investors, that the most senior representative of each Investor (or such Investor in the case of an Investor that is a natural person) meet (the “Secondary Meeting”) in person or by teleconference, within three business days of the receipt by such other Investors of such notice, in order to negotiate in good faith an agreement on how the Investors should vote their shares of Common Stock in respect of such Voting Request.  If all of the Investors agree at the Secondary Meeting on how to vote their shares of Common Stock in respect of such Voting Request, the Investors shall so vote their shares of Common Stock (including by execution of a written consent, where applicable) as agreed.  If for any reason the Investors do not hold the Secondary Meeting within three business days of the date of the earliest receipt by an Investor of the Secondary Meeting Notice or are unable to reach such agreement at the Secondary Meeting, then any Investor shall be entitled to require, by written notice (the “Expert Review Notice”) to the other Investors, that the Voting Request be referred to an expert (the “Expert”) for further review.

4.2.           Expert Selection.  Upon the receipt by the Investors of an Expert Review Notice, each of the Investors shall meet (the “Expert Selection Meeting”) promptly in person or by teleconference in order to discuss the selection of the Expert.  If all of the Investors agree at the Expert Selection Meeting on the selection of the Expert, the Voting Request shall be referred to such Expert.  If for any reason the Investors do not hold the Expert Selection Meeting within three business days of the date of the earliest receipt by an Investor of the Expert Review Notice or are unable to agree to an Expert at the Expert Selection Meeting, then each Investor shall select in good faith, by written notice to the other Investors, an expert in the relevant subject matter of the Voting Request that is independent from such Investor (each, an “Investor Selected Expert”).  Each of the Investor Selected Experts that are selected by an Investor within five business days of the receipt by the Investors of an Expert Review Notice shall meet promptly in person or by teleconference and select a single expert in the relevant subject matter of the Voting Request that is independent from each of the Investors to serve as the Expert.

4.3.           Expert Proceedings.  Immediately upon the Expert having been selected in accordance with Section 4.2, the Investors shall instruct the Expert to fix a date as soon as practicable when a hearing (the “Hearing”) shall be held to resolve how the Investors shall vote their shares of Common Stock in respect of the Voting Request and to settle the procedure and manner thereof.  The Hearing shall be held at such venue as may be agreed upon by the Investors or, failing such agreement within three business days after the selection of the Expert in accordance with Section 4.2, at such venue in the state of Delaware determined by the Expert or as otherwise agreed by the Investors.  The Hearing shall be held in accordance with the procedures determined appropriate by the Expert and it shall not be necessary to observe or carry out any formalities of procedure or strict rules of evidence.  The Expert shall be entitled (a) to investigate or cause to be investigated any matter, fact or thing which is considered necessary or desirable by the Expert in determining how the Investors shall vote their shares of Common Stock in respect of the Voting Request and, for that purpose, shall have the widest powers of investigating all the books and records of any Investor and the right to take copies or make extracts therefrom and the right to have them produced and/or delivered at any reasonable place required by the Expert for the aforesaid purposes, (b) to interview and question under oath any of the Investors and/or their respective directors, managers or employees and (c) to determine how the Investors shall vote their shares of Common Stock in respect of the Voting Request according to what is considered by the Expert to be just and equitable in the circumstances.  The Investors shall instruct the Expert to make such determination within five business days following the date of the Hearing or, if such timeframe is determined by the Expert to be impracticable, by the earliest date deemed practicable by the Expert.  Such determination by the Expert shall be final and binding upon the Investors in the absence of manifest error, and shall be enforceable by any court of competent jurisdiction, and the Investors shall vote their shares of Common Stock (including by execution of a written consent, where applicable) in respect of such Voting Request in accordance with such determination.  The fees and expenses related to any Hearing, including those of any Expert and any Investor Selected Expert, shall be borne 50% by IPMD, on the one hand, and 50% by Sacks and TPT, on the other hand.

4.4.           Irrevocable Proxy and Power of Attorney.  Each Investor (and each Transferee Stockholder) hereby constitutes and appoints as the proxies of such Investor, or Transferee Stockholder, as applicable, and hereby grants a power of attorney to a designee of each other Investor, and each of them, with full power of substitution, with respect to the matters set forth in this Section 4, and hereby authorizes each of them to represent and to vote, if and only if the granting Investor or Transferee Stockholder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Section 4, all of such granting Investor’s or Transferee Stockholder’s shares of Common Stock in a manner consistent with the terms of this Section 4.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Investors and the Transferee Stockholders in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable.  Each Investor and Transferee Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Investor’s or Transferee Stockholder’s shares of Common Stock and shall not hereafter purport to grant any other proxy or power of attorney with respect to any of such Investor’s or Transferee Stockholder’s shares of Common Stock, deposit any of such Investor’s or Transferee Stockholder’s shares of Common Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Investor’s or Transferee Stockholder’s shares of Common Stock.

4.5           Abstention from Voting.  Each Investor and Transferee Stockholder agrees that, unless a determination is made in accordance with the terms of this Section 4 with respect to a Voting Request, the Investors and Transferee Stockholders shall refrain from voting any of their shares of Common Stock (in person, by proxy or by action by written consent, as applicable) on all matters.

4.6.           Notice to Company and Transferee Stockholders.  Promptly following the determination of how the Investors and any Transferee Stockholders must vote their shares of Common Stock in respect of any Voting Request in accordance with this Section 4, the Investors shall jointly notify the Company and each Transferee Stockholder of such determination and request the Company to accept the consents/votes/instructions from the Investors and each Transferee Stockholder in respect of such Voting Request only to the extent consistent with such determination.

5. Miscellaneous.

5.1. Term.  This Agreement shall automatically terminate upon the earlier to occur of the date on which (a) IPMD and its Affiliates no longer beneficially own any Capital Stock, (b) Sacks and TPT, and their respective Affiliates, no longer beneficially own any Capital Stock and (c) IPMD and its Affiliates (i) no longer beneficially own at least 7.5% of the Capital Stock and (ii) do not have the right to nominate a director to the Company’s Board of Directors.

5.2. Governing Law; Jurisdiction.  Except as provided in Section 4, this Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.  Except as provided in Section 4, in any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York state or the United States federal court sitting in The City and County of New York, (b) waives any objection to laying venue in any such action or proceeding in such courts and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

5.3. Waiver of Jury Trial.  IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.4. Fees and Expenses.  Except as provided below, all legal fees and related costs incurred in connection with the preparation, execution and delivery of documentation related to the transaction of which this Agreement is part shall be borne 50% by IPMD, on the one hand, and 50% by Sacks and TPT, on the other hand.  If any action at law or in equity is necessary to enforce or interpret the terms of agreements related to the transaction of which this Agreement is part, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.5. Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient and, if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5.

5.6. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.7. Amendment; Waiver and Termination.  This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the parties hereto.  Any amendment, modification, termination or waiver so effected shall be binding upon each of the parties hereto and all of their respective successors and permitted transferee or assigns whether or not such party, transferee, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.8. Assignment of Rights.

(a) Except as otherwise provided in this Section 5.8, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted transferees or assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted transferees or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  In the event of the death or incapacity of an Investor who is an individual, such Investor’s executor or personal representative shall take the actions under this Agreement on behalf of such Investor.

(b) Any shares of Transfer Stock acquired by a Transferee Stockholder pursuant to a Public Market Transaction shall not be subject to the terms hereof and such Transferee Stockholder shall not become a party to this Agreement or become subject to the terms hereof solely by virtue of the consummation of such Public Market Transaction.

(c) Any successor or permitted assignee of any Investor or Transferee Stockholder who acquires shares of Transfer Stock from such Person pursuant to a transaction that is not a Public Market Transaction, including any Transferee Stockholder who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Investors and Transferee Stockholders, as applicable, as a condition to any transfer or assignment, a counterpart signature page hereto or joinder agreement pursuant to which such successor or permitted assignee or transferee shall confirm its agreement to be subject to and bound by all of the provisions set forth in this Agreement (and entitled to the rights hereunder) that were applicable to the predecessor or assignor of such successor or permitted assignee or transferee.  Notwithstanding the foregoing, except with respect to a Transferee Stockholder from Sacks upon his death or incapacity, no other Transferee Stockholder shall be deemed to be an “Investor” for purposes of Section 4.

5.9. Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provisions there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible considering the intent of the parties hereto and the bargained for consideration or benefits to be received by each party hereto.

5.10. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.11. Electronic Signature; Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.12.   Specific Performance.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

5.13. Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any Investor, shall be cumulative and not alternative.

5.14. Joint Negotiation and Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.15. Further Action.  In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to use its commercially reasonable efforts to do such other acts and things, or cause to be taken such other acts and things as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement pursuant to the terms hereof or enforcing its rights hereunder.

5.16. Excluded Common Shares.  Notwithstanding anything to the contrary herein, the terms of this Agreement shall not apply to shares of Common Stock (a) owned by executives of IPMD other than Helmut Kerschbaumer and Klaus Kuehne as of the date of this Agreement or (b) purchased by executives of IPMD other than Helmut Kerschbaumer and Klaus Kuehne after the date of this Agreement through a Public Market Transaction.

5.17. Actions by IPMD Minority Shareholders.  Notwithstanding anything to the contrary herein, no action taken by minority shareholders of IPMD or an IPMD subsidiary shall, in and of themselves, have any effect on the obligations of the parties under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

                                                           /s/ Michael Sacks
Michael Sacks

THE PUNCH TRUST

By:           /s/Elliot Goodman   /s/ Valerie Dagnaud
Name:            Elliot Goodman   Valerie Dagnaud
Title:           Authorized Signatories

IPMD GMBH

By:           /s/ Helmut Kerschbaumer
Name:           Helmut Kerschbaumer
Title:           CEO

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

SCHEDULE A
INVESTORS

Name and Address

Michael Sacks c/o Centric Capital Ventures LLC Attention – Bradley Sacks 650 Park Avenue, Apt 7 F New York, NY 10065 Telephone +1-917-403-6969 Fax: +1-646-807-4617	mottysacks@yahoo.com with a copy to bradsacks@centriccapital.com
The Punch Trust c/o Clermont Corporate Services Limited Abbot Building Main Street Road Town, Tortola British Virgin Islands admin@clermonttrust.com
IPMD GmbH Schreyvogelgasse 3/5 Vienna Austria 1010AT h.kerschbaumer@ipmd.eu